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                         [Angelica letterhead]

                                                            News Release

FOR IMMEDIATE RELEASE                            CONTACT:  DON W. HUBBLE
ST. LOUIS, MISSOURI                          CHAIRMAN, PRESIDENT AND CEO
APRIL 24, 2000                                                        OR
                                                         T. M. ARMSTRONG
                                                 CHIEF FINANCIAL OFFICER
                                                   TELE:  (314) 854-3800



                    ANGELICA REDUCES DIVIDEND RATE,
                   ANNOUNCES STOCK REPURCHASE PROGRAM
               AND REPORTS RESIGNATION OF ALAN D. WILSON


Angelica Corporation announced today that it will reduce its regular quarterly dividend rate to $.08 per share and that it is instituting a stock repurchase program for up to 2,000,000 shares of its Common Stock over the next three years.

The actions were taken at a meeting of the Board of Directors held April 24, 2000 at which various financial restructuring options were considered as a part of the strategic alternatives review begun last November. On April 13, 2000 Angelica had announced the end of efforts to sell all or part of the Company. Don W. Hubble, Chairman, President and Chief Executive Officer of Angelica, said "This is a logical outcome of our strategic review process. It is clear that greater shareholder value will be delivered by continuing the turnaround process, which is showing good progress at this time. Reducing the dividend rate, which was well beyond our target payout ratio of 30 to 40 percent of earnings, and using the cash saved to repurchase stock and to grow our business will enhance the turnaround results over time."

Angelica currently has approximately 8,700,000 issued and outstanding shares of Common Stock. Repurchases under the 2,000,000 - share authorization may be made by means of open market purchases and/or private transactions using internal and external sources of corporate funds. Repurchases may be made at various times and at such prices as the Company believes to be attractive in the circumstances. In addition, repurchases will be made within the limitations of minimum shareholders' equity requirements under certain of the Company's long-term debt indentures, eliminating the need to refinance that debt and to incur large prepayment penalties.



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Angelica has continuously paid cash dividends since 1970. The current per share rate of $.24 per quarter ($.96 per year) has been in place since October, 1995. The new anticipated per share rate of $.08 per quarter ($.32 per year) would be effective with the July 1 dividend, expected to be declared next month.

Separately, Angelica announced that Alan D. Wilson has resigned as Vice President of Angelica and as President of its Textile Services segment to pursue other interests. Hubble commented that "Alan has been with Angelica since 1987 and has run our textiles services business for the past four years. We thank him for his contributions and wish him success in his future endeavors." Pending results of an executive search for a replacement for Wilson, Edward P. Ryan has been promoted to Executive Vice President of Textile Services and will act as interim President of that segment. Ryan has served as Vice President - Sales and Marketing for Textile Services since 1998 and last year led efforts that resulted in record new business revenues for the segment. Prior to joining Angelica, Ryan worked for Xerox Corporation for 31 years.

Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, provides textile rental and laundry services to health care institutions, manufactures and markets uniforms for institutions and businesses, and operates a national chain of retail uniform and shoe stores.

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